Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated June 28, 2007, except for Note 21 as to which the date is October 15, 2007, with respect to the consolidated financial statements and schedules (which report expressed an unqualified opinion and contains an explanatory paragraph as the Company changed its method of accounting for stock-based compensation as a result of adopting Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective April 1, 2006 and an emphasis paragraph as the Company has disclosed a possible underpayment of duties payable to the U.S. Customs and Border Protection) included in the Annual Report of Motorcar Parts of America, Inc. and subsidiaries on Form 10-K for the year ended March 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Motorcar Parts of America, Inc. on Forms S-8 (File No. 333-114169, 333-103313 and File No. 333-144883 effective April 2, 2004, February 19, 2003 and July 26, 2007, respectively) and Forms S-1 and S-1/A (Amendment No. 1) (File No. 333-144887).
/s/ GRANT THORNTON LLP
Irvine, California
June 10, 2009